EXHIBIT 10mm.
BRISTOL-MYERS SQUIBB COMPANY
1987 DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED EFFECTIVE JANUARY 20, 2015

Section 1.	Effective Date.

The effective date of this Bristol-Myers Squibb Company 1987 Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is January 20, 1987, except the provisions of Section 12 are effective as of January 1, 2005. The Plan was amended on December 17, 2009, and the Plan was amended and restated on January 20, 2015 (the “2015 Amended Plan”).

Section 2.	Eligibility.

Any Director of Bristol-Myers Squibb Company (the “Company”) who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan.

Section 3.	Deferred Compensation Account.

(a)    General. There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name. At the time a participant commences participation in the Plan, he or she shall elect to have the amounts deferred under Section 4 credited to his or her account among the notional investments then available under Sections 3(b) and (c) below. In accordance with the procedures set forth by the Corporate Secretary’s Office of the Company, (i) a participant may elect to change the allocation of future deferrals among the notional investments, and (ii) during the deferral period, a participant may reallocate amounts previously deferred among the notional investments; provided, however, that the elections under clauses (i) and (ii) do not apply to mandatory deferrals under Section 4(a) or discretionary deferrals under Section 4(c) and the election under clause (ii) does not apply to any deferral account balance in the form of Stock-Settled Share Units (as defined below).

(b)    Notional Investments - Cash Denominated. One or more notional investments providing for a return on cash balances will be available under the Plan for deferrals. The Corporate Secretary’s Office of the Company may establish such cash-denominated notional investments, and may discontinue any existing notional investment, provided that (A) at least one such cash-denominated notional investment is available under the Plan; (B) each notional investment is expected to result in returns that will not be deemed to be “preferential” or “above-market” within the meaning of Item 402(c)(2)(viii)(B) of Regulation S-K; and (C) existing account balances are transferred from any discontinued notional investment to such other then available notional investment as the Corporate Secretary’s Office determines is most similar in character to the discontinued notional investment. For periods prior to the effectiveness of the 2015 Amended Plan and initially under the 2015 Amended Plan, the cash-denominated notional investments under the Plan were and are “Treasury Units” and “Dollar Units,” defined as follows:

i.
Treasury Units. The amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate equal to six-month United States Treasury bill yield for the end of the calendar quarter.

ii.
Dollar Units. The amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate that is equal to the Company’s weighted average return on cash investment during the current calendar quarter.

(c)    Notional Investments - Share Units. A notional investment in the form of “Share Units” will be available under the Plan, as follows:

i.
The amount credited to a participant’s deferred compensation account as Share Units shall be credited in shares of the Company’s common stock equal to the number of shares of the Company’s common stock which could have been purchased with the amounts deferred determined by dividing the dollar value of the amounts deferred by the Fair Market Value of a share of the Company’s common stock on the effective date of such deferral.

ii.
Upon payment by the Company of dividends on its common stock, additional Share Units shall be credited to a participant’s deferred compensation account equal to the number of Share Units in the participant’s account as of the record date multiplied by the amount paid per share in such dividend or distribution divided by the Fair Market Value of a share of common stock at the payment date of such dividend. For purposes of this Plan, “Fair Market Value” shall have the meaning as defined and applied under the 2012 Stock Award and Incentive Plan (the “2012 SAIP”); this definition applies for all purposes under the Plan.

iii.
The amount of Share Units in a participant’s deferred compensation account shall be adjusted to take into account a merger, consolidation, reorganization, recapitalization, stock split, other change in corporate structure or capitalization affecting the Company’s common stock, or other equity restructuring (as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718), with such adjustment to preserve without enlarging the rights of a participant with respect to such Share Units. The manner of such adjustment shall be in the discretion of the Corporate Secretary’s Office of the Company.

iv.
Except as provided in Section 6(b) below, Share Units credited before December 17, 2009 are settleable solely in cash, and are referred to herein as “Cash-Settled Share Units,” and Share Units credited on or after December 17, 2009 (and converted Share Units, as provided in Section 6(b) below) are settleable solely by delivery of whole shares of Common Stock, and are referred to herein as “Stock-Settled Share Units.”

Section 4.	Participant Deferrals.

(a)     Mandatory Deferrals. The Board of Directors shall determine the number of Share Units payable, as of February 1 of each year, to the participant in payment for membership and service on the Board of Directors. A new member of the Board of Directors who is eligible to participate in the Plan shall receive, on the date the Director joins the Board, a pro rata number of Share Units based on the number of Share Units payable to participants as of the prior February 1. For this purpose, the pro rata portion shall be determined in accordance with the procedures set forth by the Corporate Secretary’s Office of the Company. Such Share Units shall be deferred and credited to such participant’s deferred compensation account pursuant to Section 3. In addition, twenty-five (25) percent of the retainer fee payable to the participant for membership on the Board of Directors shall be deferred and credited to such participant’s deferred compensation account as Share Units until the end of the earliest calendar year at which the participant has met a guideline level of Share Unit or Company common stock ownership as determined by the Board of Directors and then in effect.

(b)         Elective Deferrals. A participant may elect, by filing the appropriate form pursuant to Section 8, to defer receipt for any calendar year of either (1) all of the compensation payable to the participant for serving on the Board of Directors and any committee thereof, (2) only the retainer fee payable to the participant for service on the Board of Directors, or (3) any percentage, equal to or exceeding twenty-five percent of the compensation payable to the participant specified in clause (1) hereof.

(c)         Discretionary Deferrals. The Board of Directors may, in its sole discretion, provide additional compensation to eligible directors in the form of Share Units, with such Share Units being deferred and credited to the participant’s deferred compensation account pursuant to Section 3.

Section 5.        Period of Deferral.

A participant may elect to defer receipt of compensation either (1) until a specified year in the future, but in no event more than five years after termination of service, (2) until the cessation of the participant’s service as a Director or (3) until after the end of the calendar year in which the cessation of the participant’s service as a Director occurs. If alternative (1) is elected, payment will be made or will commence on February 1 of the year specified; if alternative (2) is elected, payment will be made or will commence on the date that is sixty days after the cessation of the participant’s service as a director; and if alternative (3) is elected, payment will be made or will commence on February 1 after the end of the calendar year in which the cessation of the participant’s service as a Director occurs. Installment payments under the Plan will be made on the anniversary of the applicable commencement date. If any payment date specified under the Plan is not a business day, the payment will be made on the first business day thereafter. For purposes of this Plan, cessation of service as a Director means a "separation from service" as defined in Treasury Regulation § 1.409A-1(h).

Section 6.	Form of Payment.

(a)    Lump-Sum or Installments. A participant may elect to receive distributions of the deferred compensation under the Plan in either (1) a lump sum or (2) a number of annual installments, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). Elections under this Section 6(a) shall be made by the applicable deadline under Section 8, except as otherwise permitted under Section 12.

(b)    Settlement in Cash or Shares. Cash-Settled Share Units and other deferrals, but not Stock-Settled Share Units, will be settled in cash. Stock-Settled Share Units will be settled by delivery of one share of Common Stock for each whole Share Unit being settled. The Corporate Secretary may agree with a participant to convert Cash-Settled Share Units into Stock-Settled Share Units at a date designated by the Secretary for such conversion, if the participant previously has filed an election to make such conversion as to all of the Participant’s then outstanding Cash-Settled Share Units. Until the conversion date, the Company shall be under no obligation to make such conversion, and the Corporate Secretary shall retain discretion not to accept participants’ offers to convert the Cash-Settled Share Units to Stock-Settled Share Units. Upon conversion, the Share Units will be settleable solely by delivery of shares of Common Stock, and the participant shall have no right to a cash settlement of the Share Units (except as may be provided in connection with an adjustment under Section 3(c)(iii) or cash in lieu of a fractional share). Stock-Settled Share Units will be deemed to be Stock Units granted under Section 6(e) of the 2012 SAIP, and this Plan shall be deemed a sub-plan under the 2012 SAIP (or any successor plan to the 2012 SAIP then in effect) such that shares issued in settlement of those Stock-Settled Share Units will be drawn from the 2012 SAIP (or such successor Plan) (prior to the effectiveness of the 2012 SAIP, Stock-Settled Share Units were granted under the 2007 Stock Award and Incentive Plan). For any settlement of Cash-Settled Share Units, the dollar value of the Cash-Settled Share Units shall be determined by multiplying the number of such Share Units credited to a participant’s deferred compensation account on the date of such settlement by the Fair Market Value on such date.

Section 7.	Death of Participant.

A participant may elect that, in the event he or she dies prior to receipt of any or all of the amounts payable pursuant to this Plan, any amounts remaining in the participant’s deferred compensation account shall be paid to the participant’s estate in either (1) a lump sum paid on the 60th day following the participant’s death or (2) a number of annual installments, not more than ten, as specified by the participant. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 6(a) has not commenced prior to death, the initial installment payment hereunder shall be made sixty days after the participant’s death, with subsequent installment payments on the anniversary of the commencement date, and the amount of each such installment shall be determined as provided in the second sentence of Section 6. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 6(a) had commenced prior to death, the installment payments to the participant’s estate shall be made at the same time and in the same amount as such payments would have been made to the participant had he or she survived. For purposes of this Section 7, the dollar value of Cash-Settled Share Units (but not Stock-Settled Share Units) shall be determined by multiplying the number of Share Units credited to a participant’s deferred compensation account on the designated valuation date by the Fair Market Value on such date. The Corporate Secretary’s Office will designate the valuation date at a date as near as administratively practicable to the payment date applicable under this Section 7. Any election permitted under this Section 7 must be made prior to the year of deferral, except that an election may be made not later than December 31, 2008 to the extent permitted under applicable rules under Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Section 8.	Time of Election of Deferral.

An election to defer compensation may be made by (i) a first-time nominee for election as a Director prior to his/her election for the remainder of the calendar year in which he/she is being elected (except that a person newly elected a Director by the Board of Directors may make an election to defer compensation within 30 days after his/her election as a Director, in which event such election to defer compensation shall be effective only with respect to compensation paid for services performed after the election to defer compensation is made) and (ii) a person then currently serving as a Director for the next succeeding calendar year no later than the preceding December 31. This election will be deemed to be an election to defer compensation under this Plan for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the deferral, (2) the Board of Directors discontinues the Plan in accordance with Code Section 409A, or (3) the election is stated, in writing, to apply only to the first calendar year applicable under (i) or (ii) above.

Section 9	[Reserved].

Section 10.	Manner of Electing Deferral.

A participant may elect to defer compensation by giving written notice to the Corporate Secretary’s Office of the Company on a form provided by the Company, which notice shall include the amount to be deferred, the notional investments in which the amount deferred is to be credited, the period of deferral, and the form of payment (including the number of installments, if any).

Section 11.	Effect of Election.

An election to defer compensation, including the period of deferral and form of payment, shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Corporate Secretary’s Office of the Company in writing no later than December 31st of the preceding year. The following default rules will apply if no valid election is on file specifying the matter or the intent of the participant with respect to the matter is not clearly indicated in the applicable election that is on file;

(i)
The default allocation of deferred amounts will be to the cash-denominated notional investment that most nearly corresponds to a money market fund under Section 3(b), as determined by the Corporate Secretary’s Office;

(ii)	The default period of deferral under Section 5 will be until the cessation of the participant’s service as a Director;

(iii)	The default form of payment under Section 6(a) will be a lump sum; and

(iv)	The default distribution payable upon the death of participant will be as a lump sum paid on the 60th day following the participant’s death.

Section 12.	Further Election.

The participant shall have the one-time right with regard to compensation previously deferred (under Section 4(a), (b) or (c)) to elect a further deferral of the payment of such deferred compensation by delivering to the Corporate Secretary’s Office a written statement in a form provided by the Company specifying the further period of deferral and the form of payment, including the number of installments, if any, subject to the following rules:

(i)	Any such election may not take effect until at least 12 months after the date on which the election is made;

(ii)
If any such election relates to payments that are subject to alternatives under Section 5, the first payment with respect to such election shall be made not earlier than five years after the date payment would have been made absent the further deferral election under this Section 12; and

(iii)
Any such election relating to a payment subject to alternative (1) under Section 5 shall not be effective if made fewer than 12 months before the date of the first scheduled payment (including the earliest of a series of installment payments).

The foregoing notwithstanding, and subject to any rules or limitations that may be imposed by the Corporate Secretary’s Office of the Company, deferrals and redeferrals may be permitted by the Corporate Secretary's Office of the Company in accordance with the rules set forth on Exhibit A.

Section 13.	Participant’s Rights Unsecured.

The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 14.	Statement of Account.

A statement will be sent to each participant at least annually as to the value of his/her deferred compensation account as of the end of the preceding year; provided, however, that the Company may elect to discontinue such statements if all participants are provided with on-line accounts maintained by a third-party provider showing real-time account information.

Section 15.	Assignability.

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or under the laws of descent and distribution, or subject to anticipation, alienation, sale, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary.

Section 16.	Administration.

This Plan will be administered by the Corporate Secretary’s Office of the Company, which shall have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan; to resolve questions arising in the administration of the Plan; and to adopt such rules and procedures as it may deem advisable for the administration of the Plan.

Section 17.	Amendment.

This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors. The Board may delegate its authority under this Section 17 to the Committee on Directors and Corporate Governance. No amendment, modification or termination shall, without the consent of the participant, materially and adversely affect such participant’s accruals in his/her deferred compensation account as of the date of amendment, modification or termination.

Section 18. Compliance with Code Section 409A.

Other provisions of this Plan notwithstanding, deferrals under this Plan shall comply with the requirements under the Code, including without limitation Code Section 409A, and Treasury Regulations (including any applicable guidance thereunder) as presently in effect or hereafter implemented: (i) If the timing of any payment under this Plan would result in a participant's constructive receipt of income prior to such payment, the payment will be the earliest date after the specified payment date that distribution can be effected without resulting in such constructive receipt; (ii) the Company shall have no authority to accelerate any payment hereunder except as permitted under Section 409A and regulations thereunder; and (iii) any rights of the participant or retained authority of the Company with respect to deferrals hereunder shall be automatically modified and limited to the extent necessary so that a participant will not be deemed to be in constructive receipt of income relating to the deferrals prior to the payment to ensure that the participant shall not be subject to any penalty under Code Section 409A. In the event that a participant has become "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, a distribution under the Plan triggered by a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) and which would be within six months after such separation shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period.

Exhibit A

Deferral Election Rules

If a participant in a plan, program or other compensatory arrangement (a "plan") of Bristol-Myers Squibb Company (the "Company") is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the applicable plan must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the "Administrator”). For purposes of compliance with Section 409A of the Internal Revenue Code (the "Code"), any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(1)
Initial Deferral Elections. Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant’s services are performed which will result in the earning of the compensation, except as follows:

•	Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);

•
Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a “forfeitable right” under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);

•
Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the applicable plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);

•
Initial deferral elections by a participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant continuously served as a director from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Ownership/Control Change (as defined in Section 11(k) of the 2007 Stock Award and Incentive Plan) or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);

•	Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);

•	Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and

(2)
Further Deferral Elections. The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the plan shall be subject to the following, provided that deferral elections in 2007 and 2008 may be made under applicable transition rules under Section 409A:

•	The further deferral election will not take effect until at least 12 months after the date on which the election is made;

•
If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), death, or Unforeseeable Emergency (as defined in Treasury Regulation § 1.409A-3(i)(3)), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);

•
The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);

•	The further deferral election shall be irrevocable when filed with the Company; and

•	The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

(3)
Transition Rules. Initial deferral elections and elections to change any existing deferred date for distribution of compensation in any transition period designated under Department of the Treasury and IRS regulations may be permitted by the Company to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A (including transition rules in effect in the period 2005 - 2008).